UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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Alexandria Real Estate Equities, Inc.
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Commencing May 2, 2016, Alexandria Real Estate Equities, Inc. sent the following communication to certain stockholders.

ALEXANDRIA REAL ESTATE EQUITIES, INC.
Annual Meeting of Stockholders
May 12, 2016
Supplemental Information Regarding Proposal Three
(Advisory Vote on Executive Compensation)

Dear Stockholders:

We are writing to you today to underscore the importance of your independent analysis regarding the agenda items submitted for your vote at our 2016 Annual Meeting of Stockholders. Our Board continues to unanimously recommend you cast your vote FOR all proposals, and would like to draw your attention specifically to Proposal 3, the advisory vote to approve our executive compensation (the “Say-on-Pay Proposal”).

Institutional Shareholder Services (“ISS”) has recommended that its clients vote FOR the election of all directors and all other proposals, including the Say-on-Pay Proposal, partially in recognition of our outstanding multi-year performance. Glass Lewis & Co. (“Glass Lewis”) has recommended voting against our Say-on-Pay Proposal for reasons that we refute in detail below. While we recognize that our stockholders make their voting decisions independently, and often pursuant to internal guidelines, we also understand that the advisory reports are utilized as research tools by many of our stockholders. In this regard, we believe it is imperative that such reports contain accurate information.

After the significant changes made to our compensation program, coupled with outstanding TSR and growth in FFO and NAV per share in 2015 and in the three years ending on December 31, 2015, a negative recommendation from Glass Lewis defies credulity and ignores the Compensation Committee’s work in designing an appropriate compensation program to align compensation with multi-year performance. As described in our 2016 proxy statement, the fundamental principle that drives the pay decisions of our independent Compensation Committee is to reward performance. The Compensation Committee believes that each named executive officer’s total annual compensation should vary with the performance of the Company for the year in question, and acts accordingly.

As disclosed in our 2016 proxy statement, our primary strategic goal in 2015 was continuing a multi-year strategy to deliver significant growth in FFO and NAV per share, which resulted in TSR outperformance of our peer group and various indices, including the FTSE NAREIT Equity Office Index, the SNL US REIT Office Index, the S&P 500 Equity Index and the Russell 2000 Index.

1 Year Ended		2 Years Ended		3 Years Ended		5/28/97 (IPO) through
12/31/15		12/31/15		12/31/15		12/31/15

TSR

ARE	5.3%	ARE	52.4%	S&P	52.6%	ARE	844.1%
Peers	4.3%	Peers	37.9%	ARE	45.5%	Peers	623.5%
S&P	1.4%	SNL	27.2%	Russell	39.2%	FTSE	389.6%
SNL	0.9%	FTSE	26.2%	Peers	38.0%	SNL	350.7%
FTSE	0.3%	S&P	15.3%	SNL	35.5%	Russell	284.7%
Russell	(4.4)%	Russell	0.3%	FTSE	33.3%	S&P	239.5%

High ARE Percentile Ranking (1)

FTSE	76%	FTSE	100%	FTSE	78%	FTSE	88%
SNL	75%	SNL	95%	SNL	68%	SNL	90%
Peers	63%	Peers	88%	Peers	63%	Peers	63%

(1) Represents the percentile ranking of ARE’s TSR performance among the companies included in the FTSE NAREIT Equity Office and SNL US REIT Office Indices and our peer group.
ARE: Alexandria Real Estate Equities, Inc.				Russell: Russell 2000 Index
FTSE: FTSE NAREIT Equity Office Index				SNL: SNL US REIT Office Index
Peers: Our Peer Group				S&P: S&P 500 Index
Source: SNL Financial LC, Charlottesville, VA | ©2016 | www.snl.com

As shown in the following chart, our executive compensation is well aligned with our performance and specifically aligned with our growth over the three-year period ending December 31, 2015 in the key metrics that are important to us and investors in the real estate investment trust (“REIT”) industry. Our pay and performance are aligned relative to the pay and performance of our peer group and the Equilar/Glass Lewis peer group, which is flawed for the reasons described below.

	Compensation Well Aligned With Multi-Year Performance in Key Metrics Important to ARE and REIT Investors
	Growth Over Three-Year Period Ended December 31, 2015
Description	TSR	FFOPS Growth		NAVPS Growth	2015 Average NEO Compensation (1)
ARE performance achieved	46%	20%		60%

ARE percentile ranking within:	Percentile Ranking
Equilar/Glass Lewis peer group	60%	80%		93%	73%
ARE peer group	63%	71%	(2)	88%	75%

(1)	Based upon most recent publicly available NEO compensation from filed proxy statements. In addition, assumes that compensation within 5% is consistent with ARE compensation.

(2)
Biomed Realty Trust, Inc. was acquired by a private company in January 2016 and did not report their FFO per share results for the year ended December 31, 2015. Therefore, Biomed Realty Trust, Inc. was excluded from the percentile ranking for FFOPS growth. TSR and NAV per share information was available for Biomed Realty Trust, Inc. for the three-year period ended December 31, 2015.

We believe the Glass Lewis suggestion that there is a “disconnect” between our pay and performance is based in large part on its one-size-fits-all model that relies on certain metrics that are not relevant to the REIT industry. For example, the Glass Lewis model considers relative earnings per share, a metric that was not used in the Glass Lewis analysis for our 2015 annual meeting and a metric that is not relevant to the REIT industry because it includes the impact of depreciation expense, which results in differences from company to company depending on the timing of investment and disposition decisions and variation in useful lives. As a result, REIT investors have for many years focused on growth in FFO per share and NAV per share when evaluating the performance of a REIT.

In addition, we call your attention to the following errors, omissions, and misconceptions in the Glass Lewis report:

Glass Lewis Commentary	Facts
“Shareholders should be concerned that the Company provides immediate vesting of certain equity awards upon a change in control of the Company. . . . However, we acknowledge that the Company does not intend to include such provisions in future agreements.”

This is the exact same statement that was in Glass Lewis’ report for our 2015 Annual Meeting of Stockholders (“2015 annual meeting”). However, since our 2015 annual meeting, we amended the employment agreement of each of our four NEOs other than our CEO (our CEO’s employment agreement was amended before our 2015 annual meeting) to change from single trigger to double trigger in all future equity awards granted to them. Thus, Glass Lewis’ year-old comment is no longer correct.

Glass Lewis Commentary	Facts
“The Company has failed to provide a clear description of threshold, target and maximum goals under the LTI plan. We believe clearly defined performance targets are essential for shareholders to fully understand and evaluate the Company’s procedures for quantifying the performance into payouts for its executives.”

Disclosure of Performance Goals
In our prior engagement with Glass Lewis, we were told that Glass Lewis recognized that disclosing long-term goals may be commercially sensitive but that Glass Lewis relies on a company to disclose that rationale for any such exclusions in the proxy statement.  We responded to that feedback this year by specifically stating that it would be competitively harmful to disclose the FFO per share goals during the performance period and disclosing our commitment since implementation of this program to disclose the specific FFO per share goals at the end of the three-year performance period.

Disclosure of Rigor of Performance Goals
We understand that the reason stockholders are interested in the specific goals is so they can assess the rigor of the goals.  To address that concern, we again disclosed that the Compensation Committee established the target goals based upon the level of FFO per share growth that would have been approximately or greater than the 75th percentile of companies in the FTSE NAREIT Equity Office Index in six out of nine consecutive historical three-year periods.  We made this disclosure, which is well beyond typical best practice disclosure, in an effort to provide additional information and transparency so that stockholders can assess rigor without our risking competitive harm.

We have also clearly and fully disclosed the threshold, target and maximum TSR goals in a table on page 53 of our 2016 proxy statement given that there are no competitive harm concerns with disclosing TSR goals during the performance period.

Forfeiture of Performance Awards Demonstrates Rigor
To further allow stockholders to assess the Compensation Committee’s commitment to setting rigorous goals, we have disclosed the vesting/forfeiture related to the 2013 long-term incentive award granted to Mr. Marcus.  As shown in the “Forfeiture of Portion of 2013 Marcus Grant” table on page 54 of our 2016 proxy statement, 50% of the performance-based portion of his award was forfeited as a result of TSR performance below the threshold levels necessary to vest.  Further, the portion of his award that was dependent on our absolute TSR in 2015 did not vest even though our TSR in 2015 of 5.3% was higher than the TSR of our peer group and various indices, including the FTSE NAREIT Equity Office Index, the SNL US REIT Office Index, the S&P 500 Equity Index and the Russell 2000 Index.  This clearly demonstrates rigor.

Glass Lewis Commentary	Facts
“Shareholders need to be satisfied that the peer group is appropriate and not cherry-picked for the purposes of justifying or inflating pay. In general, we believe a peer group should range from 0.5 to 2 times the market capitalization of the Company. In this case, Glass Lewis has identified 3 peers with more than twice the Company’s revenue, which represents approximately 37.5% of the peer group.”

The Compensation Committee gathers and reviews information about the compensation programs and processes of the companies in our peer group as an informal “market check” of compensation practices, salary levels, and target incentive levels. In reviewing this information, the Compensation Committee considers whether its compensation decisions are consistent with market practices. The Compensation Committee evaluates compensation primarily on the corporate objectives discussed in our 2016 proxy statement with a comparison to peers being just one of the factors considered.

In selecting our peer group, the Compensation Committee took great care, with its independent advisors, in designing an appropriate peer group of companies with which we compete in our complex real estate niche. The Compensation Committee focused first on our direct competitors, which are the REITs that own office/laboratory properties. Because we only have four direct competitors in our niche, the Compensation Committee next added REITs with which we compete for talent, acquisitions, and tenants, and whose total assets, total revenues, and equity capitalizations are no greater than 2.5 times ours. Our current peer group consists of the following companies:

	Peer Companies That Own Office/Laboratory Properties (Direct Competitors)	Peer Companies with Which We Compete for Talent, Acquisitions and/or Tenants and within Range from 0.5x to 2.5x of our Total Assets, Revenues, and Equity Capitalization (Indirect Competitors)

BioMed Realty Trust, Inc. — A REIT that owns, develops and leases office and laboratory space for lease to life science tenants, including biotechnology and pharmaceutical companies, scientific research institutions, government agencies and other life science entities. BioMed Realty Trust competes directly with the Company for talent, real estate and tenants.
Digital Realty Trust, Inc. — A REIT, located in San Francisco, that owns, acquires and develops technology-related real estate in major metropolitan markets, including several of our top markets.

Boston Properties, Inc. — A REIT that owns and develops first-class office properties with significant presence in our top three core markets (Boston, New York and San Francisco) with significant life science facilities. Top 20 tenants include Biogen and Genentech (subsidiary of Roche), both which are also tenants of ARE. Boston Properties, Inc. also competes directly with the Company for talent, real estate and tenants.
Douglas Emmett, Inc. — A REIT, located in Los Angeles, that provides Class A office properties in Southern California and also competes directly with the Company for talent.

HCP, Inc. — A REIT serving the healthcare industry and owning almost eight million rentable square feet of laboratory/life science properties similar to properties owned by ARE. HCP, Inc. also competes directly with the Company for talent, real estate and tenants.
Highwoods Properties, Inc. — A REIT based in Raleigh, North Carolina that owns office, industrial, and retail properties in the southeastern and midwestern United States.

Kilroy Realty Corporation — A REIT active in premier office submarkets with significant presence in three of our top submarkets (San Francisco, Seattle, and San Diego) with significant life science facilities. Top 15 tenants include Institute for Systems Biology and Neurocrine Biosciences Inc., two life science entities. Kilroy Corporation also competes directly with the Company for talent, real estate and tenants.
SL Green Realty Corp. — A REIT, located in Manhattan/NYC, that acquires, owns and manages premier office properties in Manhattan/NYC, one of our top submarkets.

Glass Lewis Commentary	Facts
“Shareholders need to be satisfied that the peer group is appropriate and not cherry-picked for the purposes of justifying or inflating pay. In general, we believe a peer group should range from 0.5 to 2 times the market capitalization of the Company. In this case, Glass Lewis has identified 3 peers with more than twice the Company’s revenue, which represents approximately 37.5% of the peer group.”
(continued)

All but one of the companies in our 2015 peer group are also in the Equilar/Glass Lewis peer group and each of the companies in our peer group that are also in the Equilar/Glass Lewis peer list are the strongest matches using the Equilar methodology described below. Five of the companies in the Equilar/Glass Lewis peer group are below the bottom end of the market capitalization and/or revenue range (0.5x) proposed by Glass Lewis and only two indirect competitors in the Equilar/Glass Lewis peer group are above the top end of the proposed range (2x).

Despite the Glass Lewis pronouncement that “a peer group should range from 0.5 to 2 times the market capitalization of the Company”, Glass Lewis uses the Equilar market peers to formulate say-on-pay recommendations for investors. The Equilar market peers methodology does not use market capitalization or revenue parameters and instead uses analytics and algorithms “proven in the social networking space” to generate an “interconnected network of peer companies consisting of ‘who you know’ and ‘who knows you’.” Equilar explains the benefit of this methodology as
“[l]ogically determining peer groups by incorporating the collective knowledge of corporate disclosure instead of using arbitrary industry classifications or financial metrics” (emphasis added).

Unbalanced Equilar/Glass Lewis Peer Group Using the Glass Lewis Preferred Range of 0.5x to 2.0x of revenue and market cap (1)

	Greater than 2.0x of ARE revenues and market capitalization, and not a direct competitor of ARE		Two larger companies
Equity Residential
Ventas, Inc.

	Within 0.5x to 2.0x of ARE revenues and market capitalization, or a direct competitor of ARE	ARE Direct Competitor (2)	ARE Direct Competitor:
		Boston Properties, Inc.	Owns office/laboratory properties
Kilroy Realty Corporation

		ARE Indirect Competitor (2)	ARE Indirect Competitor:
		Douglas Emmett, Inc.	Companies with which we compete for talent, acquisitions, and/or tenants
Digital Realty Trust, Inc.
Highwoods Properties, Inc.
SL Green Realty Corp.

Other
Equity Commonwealth
Liberty Property Trust

	Less than 0.5x of ARE revenues and market capitalization, and not a direct competitor of ARE	Brandywine Realty Trust	Five smaller companies
Piedmont Office Realty Trust, Inc.
Mack-Cali Realty Corporation
Corporate Office Properties Trust
PS Business Parks, Inc.
(1) Market capitalization as disclosed by Glass Lewis represents equity capitalization.
(2) Included in ARE Peer Group

For the reasons set forth above, and in further detail in our 2016 proxy statement, we request that our stockholders reject the recommendations contained in the Glass Lewis report and vote FOR Proposal 3, the approval of the compensation of our named executive officers.

Sincerely,

Steven R. Hash
Chairman of the Compensation Committee